Exhibit 99.1

Amplitude Announces Update Regarding Conversion of Shares of Class B Common Stock

to Shares of Class A Common Stock

SAN FRANCISCO, September 27, 2021 — Amplitude, Inc., a pioneer in digital optimization, today announced that, as of September 27, 2021, there were 46.1 million shares of Class A common stock outstanding and 56.6 million shares of Class B common stock outstanding (of which 0.4 million shares of Class A common stock and 1.1 million shares of Class B common stock were subject to future vesting conditions). Only shares of Class A common stock will be listed for trading on the Nasdaq Capital Market. Trading of shares of Class A common stock is expected to commence tomorrow, September 28, 2021. Each outstanding share of Class B common stock is convertible, at any time, at the option of the holder, into one share of Class A common stock.

Amplitude has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission that registers for resale shares of Class A common stock and that was declared effective on September 21, 2021. A copy of the prospectus related to the registration statement may be obtained by visiting the SEC website, by visiting Amplitude’s website at investors.amplitude.com or by emailing Amplitude’s investor relations department at ir@amplitude.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the date on which Amplitude’s Class A common stock will be available for trading on the Nasdaq Capital Market. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” and “would,” or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not statements of historical fact, and are based on current expectations, estimates, and projections about the Company’s industry as well as certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to: whether or not Amplitude will consummate the proposed direct listing, prevailing market conditions, investor demand for shares of Amplitude’s Class A common stock, and the impact of general economic, industry or regulatory conditions in the United States or internationally. Further information on risks that could affect Amplitude’s business and the proposed direct listing are included in Amplitude’s filings with the SEC including the Form S-1, as amended, filed on September 13, 2021. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Amplitude undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

About Amplitude

Amplitude is a pioneer in digital optimization. It has more than 1,200 paying customers, including 26 of the Fortune 100.

Contacts

Investor Relations

Jason Starr

ir@amplitude.com

Communications

Darah Easton

press@amplitude.com